                            SCHEDULE 14A INFORMATION

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                             SL GREEN REALTY CORP.
                              420 Lexington Avenue
                            New York, New York 10170

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 19, 1999

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of SL Green Realty Corp. (the "Company") will be held on Wednesday, May 19, 1999 at 10:00 a.m. at 110 East 42nd Street, New York, New York, for the following purposes:

        1. To elect two Class II directors of the Company to serve until the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

        2. To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999;

        3. To approve the Company's Amended 1997 Stock Option and Incentive Plan, as amended; and

        4. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

    The Board of Directors has fixed the close of business on March 26, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

    You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                   [LOGO]

                                          BENJAMIN P. FELDMAN
                                          SECRETARY

New York, New York
March 31, 1999

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             SL GREEN REALTY CORP.
                              420 Lexington Avenue
                            New York, New York 10170

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                    FOR 1999 ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 19, 1999

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SL Green Realty Corp. (the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 19, 1999, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon (1) the election of two Class II directors of the Company, (2) to ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999, (3) to approve the Company's Amended 1997 Stock Option and Incentive Plan, as amended, and (4) to act upon any other matters properly brought before them.

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about March 31, 1999. The Board of Directors has fixed the close of business on March 26, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 24,191,826 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

    The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of the Class II directors. The affirmative vote of the holders of a majority of the shares of Common Stock cast at the Annual Meeting at which a quorum is present is required for the ratification of the Company's auditors, the approval of the Company's Amended 1997 Stock Option and Incentive Plan, as amended, and the approval of any other matters properly presented at the Annual Meeting for stockholder approval. Under Maryland law, abstentions do not constitute a vote "for" or "against" a matter and will be disregarded in determining "votes cast." Broker "non-votes", or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE TWO NOMINEES FOR CLASS II DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT, FOR RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999 AND FOR THE APPROVAL OF THE COMPANY'S AMENDED 1997 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

    The Company's 1998 Annual Report, including financial statements for the fiscal year ended December 31, 1998, has been mailed to stockholders concurrently with the mailing of this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of five members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

    At the Annual Meeting, two directors will be elected to serve until the 2002 Annual Meeting and until their successors are duly elected and qualified. The Board of Directors has nominated Mr. Benjamin P. Feldman and Mr. John S. Levy to serve as the Class II directors (the "Nominees"). The Nominees are currently serving as Class II directors of the Company. The Board of Directors anticipates each Nominee will serve, if elected, as a director. However, if either person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

INFORMATION REGARDING THE NOMINEES AND DIRECTORS

    The following table and biographical descriptions set forth certain information with respect to each Nominee for election as a Class II director at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2000 and 2001 and the executive officers who are not directors, based upon information furnished to the Company by each director and executive officer.

                                                                                      AMOUNT AND NATURE
                                                                                        OF BENEFICIAL
                                                                          DIRECTOR       OWNERSHIP OF        PERCENT
NAME                                                            AGE         SINCE      COMMON STOCK(1)     OF CLASS(2)
----------------------------------------------------------      ---      -----------  ------------------  -------------
CLASS II NOMINEES FOR ELECTION AT 2002 ANNUAL MEETING
  (TERM TO EXPIRE IN 2002)
Benjamin P. Feldman.......................................          46         1997           164,498(3)(4)         0.7%
John S. Levy..............................................          62         1997             2,000             -(5)
CLASS I CONTINUING DIRECTORS
  (TERM EXPIRES IN 2001)
Edwin Thomas Burton, III..................................          56         1997             2,000             -(5)
CLASS III CONTINUING DIRECTORS
  (TERM EXPIRES IN 2000)
John H. Alschuler, Jr.....................................          50         1997             2,000             -(5)
Stephen L. Green..........................................          60         1997         2,140,784(6)          8.1%

------------------------

(1) All information has been determined as of March 26, 1999. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Common Stock that such person has the right to acquire pursuant to the exercise of stock options exercisable within sixty days or the redemption of units (the "Units") of limited partnership interests in SL Green Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") (assuming the Company elects to issue Common Stock rather than pay cash upon such redemption). See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers. Pursuant to the terms of the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 20, 1997, after August 20, 1999 the Operating Partnership is obligated to redeem Units for cash, or, at the option of the Company, shares of Common Stock.

(2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any share of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person.

(3) All such shares are held by Mr. Feldman through a family limited liability company of which he is the managing member.

(4) Includes 30,000 shares of restricted stock which will vest over a period of five years provided that the Company meets certain financial performance goals.

(5) Represents less than 1% of class.

(6) Includes 2,140,784 Units.

CLASS II NOMINEES FOR ELECTION AT 1999 ANNUAL MEETING--TERM TO EXPIRE IN 2002

    BENJAMIN P. FELDMAN has served as Executive Vice President and General Counsel of the Company and as a Director and member of the Executive Committee of the Company since 1997. He served as General Counsel of SL Green Properties, Inc. ("SL Green Properties") from 1987 until 1997. Mr. Feldman handles the legal aspects of all leasing, financing and acquisition decisions. Prior to joining the Company, Mr. Feldman was vice-president and general counsel for Bruce Berger Realty. Mr. Feldman received a B.A. degree from Columbia University and a J.D. degree from Columbia University School of Law.

    JOHN S. LEVY has served as a director of the Company since 1997 and serves on the Audit Committee and Compensation Committee. He is a private investor. Mr. Levy was associated with Lehman Brothers Inc. (or its corporate predecessors) from 1983 until 1995. During this period, Mr. Levy served as Managing Director and Chief Administrative Officer of the Financial Services Division, Senior Executive Vice President and Co-Director of the International Division overseeing the International Branch System, and Managing Partner of the Equity Securities Division, where he managed the International, Institutional, Retail and Research Departments. Prior to that period, Mr. Levy was associated with A.G. Becker Incorporated (or its corporate predecessors) from 1960 until 1983. During this period, Mr. Levy served as Managing Director of the Execution Services Division, Vice President-Manager of Institutional and Retail Sales, Manager of the Institutional Sales Division, Manager of the New York Retail Office and a Registered Representative. Mr. Levy received a B.A. degree from Dartmouth College.

CLASS I CONTINUING DIRECTOR--TERM TO EXPIRE IN 2001

    EDWIN THOMAS BURTON, III has served as a director of the Company since 1997 and serves as Chairman of the Audit Committee, and is a member of the Compensation Committee. He has been Chairman of the Board of Trustees and a member of the Investment Advisory Committee of the Virginia Retirement System ("VRS") for state and local employees of the Commonwealth of Virginia ($30 billion in assets). Mr. Burton served as the Chairman of the VRS Special Committee on the sale of RF&P Corporation, a $570 million real estate company. He is currently a visiting professor of commerce and economics at the University of Virginia. From 1994 until 1995, Mr. Burton served as Senior Vice President, Managing Director and member of the Board of Directors of Interstate Johnson Lane, Incorporated, an investment banking firm where he was responsible for the Corporate Finance and Public Finance Divisions. From 1987 to 1994, Mr. Burton served as President of Rothschild Financial Services, Incorporated (a subsidiary of Rothschild, Inc. of North America), an investment banking company headquartered in New York City that is involved in proprietary trading, securities lending and other investment activities. From 1985 until 1987, Mr. Burton was a partner of First Capital Strategists, a partnership that managed security lending and investment activities for large endowment portfolios. Mr. Burton also served as a consultant to the American Stock Exchange from 1985 until 1986 and a senior vice president with Smith Barney (or its corporate predecessor) from 1976 until 1984. Mr. Burton currently serves on the Board of Directors of Capstar, a publicly traded hotel company and SNL Securities, a private securities data company. He has held various teaching positions at York College, Rice University and Cornell University and has written and lectured extensively in the field of economics. Mr. Burton also serves as a member of the Children's Medical Center Committee of the University of Virginia Hospital Advisory Board. Mr. Burton received a B.A. and an M.A. in economics from Rice University and a Ph.D. in economics from Northwestern University.

CLASS III CONTINUING DIRECTORS--TERM TO EXPIRE IN 2000

    JOHN H. ALSCHULER, JR. has served as a director of the Company since 1997 and serves on the Audit Committee, Executive Committee and Compensation Committee. He has served as President and Partner in Charge of the New York office of Hamilton, Rabinowitz & Alschuler, Inc. ("HRA"), a nationally recognized real estate and management consulting firm, since 1996 and 1983, respectively. Mr. Alschuler has also been an Adjunct Assistant Professor in the Graduate Program in Real Estate at Columbia University since 1987. As President of HRA, Mr. Alschuler is currently advising the Government of Kuwait on the redevelopment of the main commercial district of Kuwait City. Mr. Alschuler is also advising the Governor of Massachusetts and the Board of the MBTA on the restructuring and privatization of the nation's second largest mass transit system. Mr. Alschuler also serves as the real estate advisor to the Guggenheim family and their foundation. Mr. Alschuler has advised a wide range of development clients, including Olympia & York, Maguire Thomas Partners, Queens West Development Corporation and the Empire State Development Corporation. Mr. Alschuler has also advised many public organizations and elected officials, including the Mayor of New York City and the Governor of New York. Mr. Alschuler received a B.A. degree from Wesleyan University and Ed.D. degree from the University of Massachusetts at Amherst.

    STEPHEN L. GREEN has served as the Chairman and member of the Executive Committee of the Board of Directors and Chief Executive Officer of the Company since 1997. Mr. Green founded S.L. Green Real Estate in 1980. Since then he has been involved in the acquisition of over 30 Manhattan office buildings containing in excess of four million square feet and the management of 50 Manhattan office buildings containing in excess of 10 million square feet. His clients have included Aldrich Eastman & Waltch, Bank of New York, CalPERS, Dai-Ichi Kangyo Bank, and CS First Boston. Mr. Green is a Governor of the Real Estate Board of New York and an at-large member of the Executive Committee of the Board of Governors of the Real Estate Board of New York. Additionally, Mr. Green is a Co-Chairman of the Real Estate Tax Fairness Coalition. Mr. Green received a B.A. degree from Hartwick College and a J.D. degree from Boston College Law School. Mr. Green is the husband of Nancy A. Peck, an Executive Vice President of the Company.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    DAVID J. NETTINA has served as President since 1998 and Chief Operating Officer of the Company since 1997. Prior to joining the Company, Mr. Nettina worked for The Pyramid Companies ("Pyramid"), based in Syracuse, NY, in various positions from March 1986 to June 1997. From 1990 to 1997, Mr. Nettina was a partner and Chief Financial Officer of Pyramid. From 1989 to 1990, Mr. Nettina was a development partner at the Boston, MA office of Pyramid. Mr. Nettina was the Director of Corporate Finance of the Pyramid Development Group from 1987 to 1989. From 1986 to 1987, Mr. Nettina was Chief Operating Officer of the Pyramid Management Group. Mr. Nettina served as President of Citibank (Maine), N.A. from 1983 to 1986. From 1980 to 1983, Mr. Nettina was Assistant Vice President of Citibank (NYS), N.A. in Rochester, NY. Mr. Nettina was in the U.S. Army from 1976 until he completed service as a Captain in 1980. Mr. Nettina received a B.S. degree in 1974 and an MBA in 1976 from Canisius College. Mr. Nettina is 46 years old.

    ANN ISELEY has served as Executive Vice President and Chief Financial Officer of SL Green since May 1998. Previously, she was Corporate Treasurer of Massachusetts Mutual Life Insurance Company in Springfield, Massachusetts, with $140 billion in assets under management, after its merger with Connecticut Mutual Life Insurance Company in February 1996. Ms. Iseley had been Chief Financial and Operations

Officer at Connecticut Mutual Financial Services in Hartford, Connecticut, which included the company's investment management, annuities, mutual funds, pension management, and broker/dealer businesses, since June 1994. She was recruited to Connecticut Mutual from the Mack Company, a $1 billion private real estate company in Rochelle Park, New Jersey, where she had been Corporate Controller since 1993. Prior to Mack, she held various financial and strategic planning positions at MONY in New York City, Time-Life Books in Alexandria, Virginia, and COMSAT in Washington, D.C. Ms. Iseley holds an MBA from the Darden School (1982) at the University of Virginia and an undergraduate degree from Brown University
(1978), and is also a CPA. Ms. Iseley is 42 years old.

    MARC HOLLIDAY joined the Company as Chief Investment Officer in July, 1998, prior to which he was Managing Director and Head of Direct Originations for New York-based Capital Trust (NYSE:CT). While at Capital Trust, a specialty real estate finance company, Mr. Holliday was in charge of originating direct principal investments for the firm, consisting of mezzanine debt, preferred equity and first mortgage bridge loans. From July, 1997 until the time he departed, Mr. Holliday was responsible for the origination of approximately $450 million of debt and preferred equity investments, $260 million of which involved properties located in Manhattan. From January 1991 to June 1997, Mr. Holliday served in various management positions, including Senior Vice President, at New York-based Victor Capital Group--a private real estate investment bank specializing in advisory services, investment management and debt and equity placements. While there, Mr. Holliday was chiefly responsible for the strategic management and resolution of over $250 million of debt on behalf of the firm and its investors. Additionally, he played an integral role in the restructuring and repositioning of over $3.0 billion of troubled assets for the firm's institutional clients. Mr. Holliday received a Bachelor of Science degree in Business and Finance from Lehigh University in 1988, as well as a Master of Science degree in Real Estate Development from Columbia University in 1990. Mr. Holliday is 32 years old.

    NANCY ANN PECK has served as Executive Vice President-Development and Operations of the Company since 1997. From 1983 until 1997, Ms. Peck supervised redevelopment of the SL Green Properties' projects and oversaw the management and construction of all properties owned and managed by SL Green Properties. Prior to joining SL Green Properties, Ms. Peck served as project coordinator for projects valued in excess of $500 million, one of which was the renovation and conversion of the two million square foot American Furniture Mart in Chicago into a multi-use complex. Ms. Peck has worked for McKeon Construction Corp., Paul Properties and Shelter Rock Holdings Corp. She recently was appointed to the Board of Directors of the Real Estate Board of New York, Management Division. Ms. Peck received a B.A. degree from the University of California at Berkeley and an MBA in finance from New York University Business School. She is the wife of Stephen L. Green, Chairman of the Board of Directors and President of the Company. Ms. Peck is 54 years old.

    STEVEN H. KLEIN has served as Executive Vice President-Acquisitions of the Company since 1997. Mr. Klein oversaw the Asset Management division of SL Green Properties from 1991 until 1997 and led acquisition, sale and investment analysis decisions. Mr. Klein played a major role in the redevelopment of SL Green Properties' managed portfolio. Prior to joining SL Green Properties, Mr. Klein worked at Gallin Realty Company in marketing and leasing. Mr. Klein received a B.A. degree from the University of Michigan. Mr. Klein is 38 years old.

    GERARD NOCERA has served as Executive Vice President-Leasing of the Company since 1997. From 1991 to 1997, Mr. Nocera was responsible for the development and implementation of marketing and leasing programs at SL Green Properties owned and managed properties. Prior to joining SL Green Properties, Mr. Nocera worked for The Cohen Brothers as a landlord representative. Mr. Nocera is a member of the Real Estate Board of New York. Mr. Nocera received a B.A. degree from Duquesne University. Mr. Nocera is 42 years old.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Company is managed by a five member Board of Directors, a majority of whom are independent of the Company's management. The Board of Directors held six meetings during fiscal year 1998. Each of the directors attended 100% of the total number of meetings of the Board of Directors during 1998, except for John H. Alschuler, Jr., who attended 83%.

    AUDIT COMMITTEE. The Audit Committee, which consists of John H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagements, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held four meetings during fiscal year 1998. Each of the committee members attended 100% of the total meetings of the Audit Committee.

    EXECUTIVE COMMITTEE. Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which consists of Stephen L. Green, Benjamin P. Feldman and John H. Alschuler, Jr., has the authority to approve the acquisition, financing and disposition of investments by the Company and to authorize the execution of certain contracts and agreements, including those relating to the borrowing of money by the Company and to exercise generally all other powers of the Board of Directors, except for those which require action by all Directors or the Independent Directors under the Articles of Incorporation or Bylaws of the Company or under applicable law. The Executive Committee held no meetings during fiscal year 1998.

    COMPENSATION COMMITTEE.  The Compensation Committee, which consists of John
H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy makes recommendations and exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the Company's 1997 Stock Option and Incentive Plan, as amended by the Board of Directors (the "Amended 1997 Stock Option and Incentive Plan"). The Compensation Committee held one meeting during fiscal year 1998.

    The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the functions of such a committee.

DIRECTOR COMPENSATION

    Each of the non-employee directors of the Company receives an annual director's fee of $12,000. Each non-employee director also receives $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended, provided such committee meeting does not occur on a day on which a Board of Directors meeting is held. Each non-employee director, at his or her option, may elect to receive these amounts in Company Common Stock, in lieu of cash. Each non-employee director, upon initial election to the Board of Directors, received options under the 1997 Stock Option and Incentive Plan to purchase 6,000 shares of Common Stock at the market price of the Common Stock on the date of grant, which will vest one year from the date of grant.

         PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors of the Company, upon the recommendation of the Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999, subject to ratification of this appointment by the stockholders of the Company. Ernst & Young LLP has served as the Company's independent auditors since the Company's formation in June 1997 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding the base compensation awarded to the Company's Chief Executive Officer and each of the Company's other seven most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") whose base salary, on an annualized basis exceeded $100,000 during the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                              ANNUAL COMPENSATION
                                                         -------------------------------------------------------------
                                                                                                  LONG
                                                                                                  TERM      ALL OTHER
NAME AND PRINCIPAL POSITION                                YEAR      SALARY($)    BONUSES($)   OPTIONS(1)      ($)
-------------------------------------------------------  ---------  ------------  -----------  -----------  ----------
Stephen L. Green, Chairman of the Board, Chief
  Executive Officer....................................       1998  $    250,000     -0 -         125,000      -0 -
David J. Nettina, President and Chief Operating
  Officer..............................................       1998  $    200,000   $ 100,000      175,000   $  307,000
Steven H. Klein, Executive Vice President-
  Acquisitions.........................................       1998  $    175,000   $  75,000      125,000   $  100,000
Gerard Nocera, Executive Vice President-Leasing........       1998  $    175,000   $  75,000      125,000      -0 -
Nancy A. Peck, Executive Vice President-Development and
  Operations...........................................       1998  $    150,000   $  50,000      100,000      -0 -
Benjamin P. Feldman, Executive Vice President and
  General Counsel......................................       1998  $    150,000   $  50,000      100,000      -0 -
Marc Holliday, Chief Investment Officer................       1998  $    126,923   $  50,000      300,000      -0 -
Ann Iseley, Chief Financial Officer....................       1998  $    100,961   $  50,000       50,000   $   40,055

------------------------

(1) As of December 31, 1998, options to purchase a total of 1,698,000 shares of Common Stock have been granted to directors and employees of the Company, including options to purchase 1,100,000 shares of Common Stock granted to the Named Executive Officers. Excludes 100,000 options returned to the Company by David J. Nettina during 1999.

    The following table sets forth the options granted with respect to the fiscal year ended December 31, 1998 to the Company's Named Executive Officers.

                                                                  OPTION GRANTS IN FISCAL YEAR 1998
                                                  ------------------------------------------------------------------
                                                                                             POTENTIAL REALIZABLE
                                                   PERCENT OF                                  VALUE AT ASSUMED
                                                      TOTAL                                    ANNUAL RATES OF
                                      NUMBER OF      OPTIONS      EXERCISE                       SHARE PRICE
                                     SECURITIES    GRANTED TO    PRICE PER                       APPRECIATION
                                     UNDERLYING     EMPLOYEES     SHARE OF                   FOR OPTION TERM (2)
                                       OPTIONS      IN FISCAL      COMMON    EXPIRATION   --------------------------
NAME                                 GRANTED(1)       YEAR        STOCK(3)      DATE         5%(4)         10%(5)
-----------------------------------  -----------  -------------  ----------  -----------  ------------  ------------
Stephen L. Green...................     125,000          10.4%   $  18.4375    10/05/08   $  1,637,110  $  4,270,855
David J. Nettina...................     100,000           8.3%   $  18.4375    10/05/08      1,309,608     3,416,684
Nancy A. Peck......................      50,000           4.1%   $  18.4375    10/05/08        654,844     1,708,342
Benjamin P. Feldman................      50,000           4.1%   $  18.4375    10/05/08        654,844     1,708,342
Steven H. Klein....................      75,000           6.2%   $  18.4375    10/05/08        982,266     2,562,513
Gerard Nocera......................      75,000           6.2%   $  18.4375    10/05/08        982,266     2,562,513
Marc Holliday......................     300,000          24.9%   $    23.75    07/17/08      5,061,168    13,203,457
Ann Iseley.........................      50,000           4.1%   $    22.50    05/13/08        799,132     2,084,756

------------------------

(1) All options are granted at the fair market value of the common stock at the date of grant. These options will vest in three equal annual installments (rounded to the nearest whole share) over three years. Excludes 100,000 options returned to the Company by David J. Nettina.

(2) In accordance with the rules of the Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound share price appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the optionee is possible without an increase in the price of the Common Stock, which would benefit all stockholders.

(3) The exercise price for the options are was based on the current market price of the Common Stock on the date of issuance.

(4) An annual compound share price appreciation of 5% from the issuance price of the Common Stock yields a weighted-average price of $35.26 per share of Common Stock.

(5) An annual compound share price appreciation of 10% from the issuance price of the Common Stock yields a weighted-average price of $58.82 per share of Common Stock.

    No options were exercised in 1998. The following table sets forth the value of options held at the end of 1998 by the Company's Named Executive Officers.

                 AGGREGATED FISCAL YEAR-END 1998 OPTION VALUES

                                                                    NUMBER OF SHARES             VALUE OF
                                                                       UNDERLYING               UNEXERCISED
                                                                       UNEXERCISED             IN-THE-MONEY
                                                                    OPTIONS AT FISCAL        OPTIONS AT FISCAL
                                                                        YEAR-END              YEAR-END($)(1)
NAME                                                             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------------------------------------  -----------------------  -----------------------
Stephen L. Green...............................................             0/125,000               $0/$398,438
David J. Nettina...............................................        25,000/150,000          $15,625/$350,000
Nancy A. Peck..................................................         16,666/83,334          $10,416/$180,209
Benjamin P. Feldman............................................         16,666/83,334          $10,416/$180,209
Steven H. Klein................................................        16,666/108,334          $10,416/$259,896
Gerard Nocera..................................................        16,666/108,334          $10,416/$259,896
Marc Holliday..................................................             0/300,000                     $0/$0
Ann Iseley.....................................................              0/50,000                     $0/$0

------------------------

(1) The value of unexercised in-the-money options at fiscal year-end based on the fair market value for Common Stock, $21 5/8 share, as of December 31, 1998.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

    During the fiscal year, Steven H. Klein, Benjamin P. Feldman and Gerard Nocera each entered into an amended and restated employment and noncompetition agreements with the Company, effective as of October 1, 1998.

    Each amended and restated agreement has a three-year term (which will automatically renew for additional one-year terms unless notice of non-renewal is given) and provides for certain severance payments in the event of the Named Executive Officer's death, disability, termination "without cause" or resignation with "good reason" (as such terms are defined in the agreements). Each such employment and noncompetition agreement, subject to certain exceptions, prohibits the Named Executive Officer from engaging, directly or indirectly, in any business which engages or attempts to engage, directly or indirectly, in any material acquisition, development, construction, operation, management or leasing of any commercial real estate property within specified portions of the New York City metropolitan area during the one-year period following the executive's termination of employment with the Company.

    In October 1998, David J. Nettina also entered into a generally similar amended and restated employment and noncompetition agreement with the Company. However, Mr. Nettina's agreement expires on July 8, 2000 and does not automatically renew. The agreement provides for a minimum yearly bonus of $100,000, and the award of $200,000 worth of shares of Common Stock on each of the first, second and third anniversaries of his employment. The agreement also provides that if Mr. Nettina voluntarily terminates employment for a reason other than disability or "good reason" and does not provide at least 12 months advance notice to the Company ("Sufficient Notice"), certain stock options and shares of restricted stock granted to him will be forfeited and/or subject to repurchase by the Company. Subject to certain exceptions, if Mr. Nettina's employment is terminated without Sufficient Notice, the agreement prohibits Mr. Nettina from engaging in certain competitive activities within the New York City metropolitan area during the period beginning on the date of the termination of his employment with the Company and ending on the later of (i) three years from his commencement of such employment and (ii) one year from the termination of such employment. Mr. Nettina's is subject to extension by mutual agreement between Mr. Nettina and the Company.

    In addition, pursuant to the terms of Mr. Nettina's employment agreement, Mr. Nettina received a loan from the Company on August 14, 1997 to purchase shares of Common Stock issued under the 1997 Stock Option and Incentive Plan (a "Stock Loan"). The principal amount of the Stock Loan is $300,000. The Stock Loan has a term of three years, accrues interest at the Federal mid-term "Applicable Federal Rate" ("AFR"), as in effect from time to time, and is secured by the Common Stock purchased and is otherwise non-recourse. One-thirty-sixth of the Stock Loan (together with accrued interest on the Stock
Loan) will be forgiven each month during the term of the Stock Loan provided that Mr. Nettina is then employed by the Company. In the event of a change-in-control of the Company, Mr. Nettina's death or permanent disability or the termination of his employment by the Company without cause, the outstanding principal amount of the Stock Loan will be forgiven in full. In the event that Mr. Nettina terminates employment without Sufficient Notice or is terminated with cause, the outstanding amount of the Stock Loan will be immediately due and payable. The outstanding amount shall be equal to the amount then due and owing, pro rated for the number of months elapsed for the year in which termination occurs. Steven H. Klein received a similar Stock Loan from the Company on August 14, 1997 in the principal amount of $500,000, with a term of five years. One sixtieth of such Stock Loan will be forgiven each month during the term of the loan upon the same terms and conditions of Mr. Nettina's Stock Loan.

    In July, 1998 Marc Holliday entered into an employment and noncompetition agreement with the Company. The term of the agreement is five (5) years, which term does not renew automatically. Pursuant to the agreement, Mr. Holliday received, among other things, (i) an interest free loan from the Company, due January 10, 2000, in the amount of $300,000 (which loan shall be forgiven in its entirety in the event Mr. Holliday remains in the employ of the Company after January 10, 2000); (ii) options to purchase 300,000 shares of SL Green Common Stock, which options vest equally over a five year period; and (iii) 150,000 shares of restricted shares of SL Green Common Stock, subject to vesting as described below (the "Holliday Restricted Stock").

    The Holliday Restricted Stock vests over five years, with 15% vesting after years one, two and three, 20% vesting after year four and the remaining 35% vesting after year five. However, the vesting of the Holliday Restricted Stock is further conditioned upon the attainment of specified financial performance goals during the vesting period. On the fifth anniversary of Mr. Holliday's employment with SL Green, if Mr. Green is no longer the Chairman of the Board of Directors of the Company and the total value (such value being the "Total Value") of Mr. Holliday's stock options, the Holliday Restricted Stock and any other shares of restricted stock received by Mr. Holliday as compensation is less than $1,500,000, Mr. Holliday may, at his option, either require SL Green to pay to him the difference between $1,500,000 and the Total Value or retain such options and shares. In the event Mr. Holliday requires the Company to pay such difference, the Company may, at its option, purchase from Mr. Holliday all such shares and options for a purchase price of $1,500,000.

    Finally, in connection with the IPO, Stephen L. Green and Nancy A. Peck each entered into an employment and noncompetition agreement with the Company that is substantially similar to the amended and restated employment and noncompetition agreements of Messrs. Klein, Feldman and Nocera. However, Mr. Green's and Ms. Peck's agreements expire on August 20, 2000 and do not automatically renew, although such agreements may be extended by mutual agreement between the respective parties to the agreements. In addition, Ms. Peck's agreement does not prohibit competitive activity following the termination of her employment with the Company, while Mr. Green's agreement, subject to certain exceptions, prohibits him from engaging in certain competitive activities within the New York metropolitan area during the period beginning on the date of the termination of his employment with the Company and ending on the later of (i) three years from the closing of the IPO and (ii) one year from the termination of such employment.

REPORT ON EXECUTIVE COMPENSATION

    The following is a report by the Company's Compensation Committee regarding the Company's executive compensation objectives, executive compensation program and the compensation of the Company's chief executive officer.

    EXECUTIVE COMPENSATION OBJECTIVES. The objective of the Company's executive compensation program is to attract, retain and motivate talented executives that will maximize stockholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of long-term incentives through equity-based compensation and annual incentives through cash bonuses. The program is intended to align the interests of executives with those of the Company's stockholders by linking a portion of executive compensation directly to increases in stockholder value. The Company seeks to provide total compensation to its executive officers which is competitive with total compensation paid by REITs similar to the Company.

    PROCEEDINGS OF THE COMPENSATION COMMITTEE. The Compensation Committee determines compensation for the Company's executive officers and is comprised of three nonemployee directors, John H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy. Final compensation determinations for each fiscal year generally are made after the end of the fiscal year and after audited financial statements for such year become available. At that time, base salaries for the following fiscal year are set to the extent not already dictated by the terms of existing employment agreements, cash bonuses, if any, will be determined for the past year's performance, and option grants, if any, will generally be made.

    The Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of the Named Executive Officers other than Mr. Stephen L. Green, the Compensation Committee reviews the recommendations of Mr. Stephen L. Green.

    The following is a discussion of each element of the Company's executive compensation:

    ANNUAL BASE SALARY. Base salaries for each of the Named Executive Officers, other than Ann Iseley, are the subject of the employment agreement between the Company and each such executive as indicated above.

    ANNUAL INCENTIVES. Annual incentives are provided in the form of cash bonuses to be paid if certain performance objectives are achieved. The Compensation Committee may in the future award cash bonuses based primarily upon the Company's level of Funds from Operations. Cash bonuses will also be subject to adjustment based upon the Compensation Committee's evaluation of an executive's personal performance. Mr. Nettina's employment and noncompetition agreement provides for a minimum annual cash bonus (commencing on the first anniversary of the date of the agreement) of $100,000.

    LONG-TERM INCENTIVES. Long-term incentives are provided through the grant of stock options. The grant of stock options are intended to align the executive's long-term objectives with those of the Company's stockholders. The Amended 1997 Stock Option and Incentive Plan is administered by the

Compensation Committee, which has the discretion to determine those individuals to whom options will be granted, the number of shares subject to options and other terms and conditions of the options.

    1998 CHIEF EXECUTIVE OFFICER COMPENSATION. As indicated above, Stephen L. Green's salary was determined prior to the IPO and prior to the formation of the Compensation Committee. Accordingly, the Compensation Committee took no action with respect to such determination. As indicated above, the Committee determined to forgo awards of cash bonuses to executive officers during the Company's first fiscal year of operations.

    TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to
Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate compensation for their performance. The Company did not pay any compensation during 1997 that would be subject to the limitations set forth in Section 162(m).

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          John H. Alschuler, Jr.
                                          Edwin Thomas Burton, III
                                          John S. Levy

                            STOCK PERFORMANCE GRAPH

    The following graph provides a comparison of the cumulative total stockholder return on the Common Stock from the IPO price to the NYSE closing price per share on December 31, 1998 with the cumulative total return on the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and the BBG REIT Office Properties Index (the "BBG REIT Index"). Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Common Stock IPO on August 15, 1997 and in the S&P 500 and the BBG REIT Office Properties Index on August 31, 1998 and (ii) reinvestment of dividends.

                             TOTAL RETURN BASED ON

                                                                                      15-AUG-97    DEC. 97    DEC. 98
                                                                                     -----------  ---------  ---------
SL Green...........................................................................      100.00      105.81      93.62
S&P................................................................................       100.0      108.42      139.4
BBG REIT Office....................................................................       100.0      118.35      96.85

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              SL GREEN       S&P       BBG REIT OFFICE
15-Aug-97         100.00     100.00               100.00
DEC. 97           105.81     108.42               118.35
DEC. 98            93.62     139.40                96.85

                               SOURCE: BLOOMBERG

------------------------

(1) Assumes an initial investment of $100 on August 15, 1997 (the IPO purchase date) with respect to shares of the Company's Common Stock and on August 31, 1997 with respect to the S&P 500 and the BBG REIT Index

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

    The following table sets forth the beneficial ownership of Common Stock for
(i) each stockholder of the Company holding more than a 5% beneficial interest in the Company, (ii) each executive officer of the Company who is not a director of the Company and (iii) the directors and executive officers of the

Company as a group as of March 26, 1999. Stock ownership of the Directors of the Company appears under the heading "Information Regarding the Nominee and Directors" in this Proxy Statement.

                                                                                          SHARES OF COMMON STOCK
                                                                                          BENEFICIALLY OWNED (1)
                                                                                       -----------------------------
NAME OF BENEFICIAL OWNERS                                                                NUMBER    PERCENT OF TOTAL
-------------------------------------------------------------------------------------  ----------  -----------------
David J. Nettina(2)..................................................................      48,800            0.2%
Nancy A. Peck(2).....................................................................     214,386            0.9%
Steven H. Klein(2)...................................................................     119,563            0.5%
Gerard Nocera(2).....................................................................      95,764            0.4%
Marc Holliday (2)....................................................................     300,000            1.2%
Ann Iseley (2).......................................................................      16,665            0.1%
Cohen & Steers Capital Management, Inc.(3)...........................................   3,220,100           13.3%
Capital Growth Management Limited Partnership(4).....................................   1,785,000            7.4%
AMVESCAP PLC(7)......................................................................   1,344,355            5.6%
EII Realty Securities Inc.(6)........................................................   1,278,700            5.3%
The Equitable Companies Incorporated(5)..............................................   1,269,500            5.2%
All directors and executive officers as a group (11 persons)(8)......................   3,106,450           11.8%

------------------------

(1) The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Assumes 26,191,826 shares of Common Stock outstanding. Assumes that all Units held by the person (and no other person) are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the Units held by other persons are redeemed for shares of Common Stock.

(2) The business address for this stockholder is 420 Lexington Avenue, New York, New York 10170.

(3) The business address for this stockholder is 757 Third Avenue, New York, New York 10017. Pursuant to a Schedule 13G filed with the SEC, as of December 31, 1998, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(4) The business address for this stockholder is One International Plaza, Boston, MA 02110. Pursuant to a Schedule 13G filed with the SEC, as of December 31, 1998, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(5) The business address for this stockholder is 1290 Avenue of the Americas, New York, NY 10104. Pursuant to a Schedule 13G filed with the SEC, as of December 31, 1998, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(6) The business address for this stockholder is 667 Madison Avenue, New York, NY 10021. Pursuant to a Schedule 13G filed with the SEC, as of December 31, 1998, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(7) The business address for this stockholder is 11 Devonshire Square, London, England. Pursuant to a Schedule 13G filed with the SEC, as of February 11, 1999, this stockholder may have direct or indirect voting and/or investment discretion over these shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(8) Includes 15,000 shares of Common Stock held by Mr. Klein through a family trust and 117,832 shares held by Mr. Feldman through a family limited liability company.

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% Holders were satisfied, except that Ann Iseley inadvertently failed to make a timely Form 3 filing to report her appointment as Executive Vice President and Chief Financial Officer of the Company. This oversight was corrected in a subsequent filing.

                          PROPOSAL 3: APPROVAL OF THE
                  AMENDED 1997 STOCK OPTION AND INCENTIVE PLAN

    In December 1997, March 1998 and March 1999, the Board of Directors amended the 1997 Stock Option and Incentive Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED 1997 STOCK OPTION AND INCENTIVE PLAN.

    The Company's 1997 Stock Option and Incentive Plan ("1997 Stock Option and Incentive Plan") was adopted at the time of the IPO in order to provide a means for the Company to implement its long-term incentive program for executive officers and directors, as well as to provide incentives for other officers and employees. The Company's objective in providing these incentives is to attract, retain and motivate talented persons that will maximize stockholder value. In this regard, the Company has sought to provide incentives for a broad range of persons employed by the Company in granting awards under the 1997 Stock Option and Incentive Plan.

    In order to ensure that the Company can continue the broad-based application of its long-term incentive program, the Board of Directors has amended the 1997 Stock Option and Incentive Plan. The Amended 1997 Stock Option and Incentive Plan includes "consultants" as among the persons eligible to receive awards under the plan and provides for the grant of awards in respect of up to an aggregate of 1,700,000 shares of Common Stock. (The 1997 Stock Option and Incentive Plan provided for the grant of awards in respect of up to an aggregate of 1,100,000 shares of Common Stock.) The Amended 1997 Stock Option and Incentive Plan is otherwise the same as the 1997 Stock Option and Incentive Plan.

    The following is a description of the Amended 1997 Stock Option and Incentive Plan:

    The Amended 1997 Stock Option and Incentive Plan authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code ("ISOs"), (ii) the grant of stock options that do not so qualify ("NQSOs"),
(iii) the grant of stock options in lieu of cash Directors' fees and employee bonuses, and (iv) grants of shares of Common Stock, in lieu of cash compensation. The exercise price of stock options is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant in the case of ISOs; provided that, in the case of grants of NQSOs granted in lieu of cash Directors' fees and employee bonuses, the exercise price may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant. The Company has reserved 1,100,000 shares of Common Stock for issuance under the Amended 1997 Stock Option and Incentive Plan. As of December 31, 1998, options for 1,698,000 shares of Common Stock had been granted pursuant to the Amended 1997 Stock Option and Incentive Plan, including options to purchase 375,000 shares of Common Stock granted to the Named Executive Officers. In that regard, as of December 31, 1998, David J. Nettina had been granted options to purchase 175,000 shares of Common Stock (100,000 of which were awarded in October, 1998), Stephen Green had been granted options to purchase 125,000 shares of Common Stock (which options were granted in October, 1998), Nancy A. Peck and Ben Feldman had each been granted options to purchase 100,000 shares of Common Stock (50,000 of which were awarded to each in October, 1998), and Steven H. Klein and Gerard Nocera had each been granted options to purchase 125,000 shares of Common Stock (75,000 of which were awarded to each in October, 1998). See "Executive Compensation." In addition, each non-employee (including Mr. Levy, nominee for election as a Director at the Annual Meeting) was granted options to purchase 6,000 shares of Common Stock upon completion of the IPO. See "Proposal I--Election of Directors -Director Compensation." On March 30, 1999, the last reported sale price of the Common Stock on the New York Stock Exchange was $17.8125.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED 1997 STOCK OPTION AND INCENTIVE PLAN. The following is a brief summary of the principal Federal income tax consequences of awards under the Amended 1997 Stock Option and Incentive Plan. The summary is based upon current Federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

    A participant is not subject to Federal income tax either at the time of grant or at the time of exercise of an ISO. However, upon exercise, the difference between the fair market value of the Common Stock and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax. If a participant does not dispose of Common Stock acquired through the exercise of an ISO in a "disqualifying disposition" (I.E., no disposition occurs within two years from the date of grant of the share option nor within one year of the transfer of the Common Stock to the participant), then the participant will be taxed only upon the gain, if any, from the sale of such Common Stock, and such gain will be taxable as gain from the sale of a capital asset.

    The Company will not receive any tax deduction on the exercise of an ISO or, if the above holding period requirements are met, on the sale of the underlying Common Stock. If there is a disqualifying disposition (I.E., one of the holding period requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition and the Company will be entitled to a deduction for compensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the Common Stock at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by the Company.

    If NQSOs are granted to a participant, there are no Federal income tax consequences at the time of grant. Upon exercise of the option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. The Company will receive a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FORMATION TRANSACTIONS

    In connection with the formation of the Company in June 1997, certain continuing investors (which included Stephen L. Green, members of his immediate family and unaffiliated partners) received an aggregate of 2,383,284 Units for their direct and indirect interests in certain properties and in the commercial real estate businesses acquired by the Company. In addition, in connection with the formation of the Company, the Operating Partnership used $20 million to repay a portion of a $46 million loan made by Lehman Brothers Holdings, Inc. to Green Realty LLC and invested in Treasury securities pledged as collateral therefor which, upon repayment of the LBHI Loan, was released to Stephen L. Green.

CLEANING SERVICES

    First Quality Maintenance, L.P. ("First Quality") provides cleaning and related services with respect to certain of the properties owned by the Company. First Quality is owned by Gary Green, a son of Stephen L. Green. First Quality also provides additional services directly to tenants on a separately negotiated basis. The aggregate amount of fees to First Quality for services provided (excluding services provided directly to tenants) was approximately $296,000 in 1996, $325,000 in 1997 and $1.4 million in 1998. In addition, the cleaning entity has the non-exclusive opportunity to provide cleaning and related services to individual tenants at the Company's properties on a basis separately negotiated with any tenant seeking such additional services. The cleaning entity will provide such services to individual tenants pursuant to agreements on customary terms (including at market rates). First Quality leases 3,740 square feet of space at 70 West 36th Street pursuant to a lease that expires on December 31, 2005 and provides for annual rental payments of approximately $68,660.

SECURITY SERVICES

    Classic Security LLC ("Classic Security") provides security services with respect to certain of properties owned by the Company. Classic Security is owned by Gary Green, a son of Stephen L. Green. The aggregate amount of fees for such services was approximately $24,000 in 1996, $143,000 in 1997 and $718,000 in 1998.

RELATED PARTY TRANSACTIONS

    During 1996, HRA, a real estate and management consulting firm of which John
H. Alschuler, Jr., a director of the Company, is the President provided consulting services for S.L. Green Leasing, Inc. ("S.L. Green Leasing"). HRA negotiated certain New York City benefit programs for Information Builders, Inc., a tenant that was represented by S.L. Green Leasing, in connection with its relocation from 1250 Broadway to 2 Penn Plaza. For such services, HRA was paid a total of $128,962.99 by S.L. Green Leasing.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

    The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses. In addition, the Company intends to utilize the proxy solicitation services of The Financial Relations Board and Beacon Hill Partners at an aggregate estimated cost of $7,500 plus out-of-pocket expenses.

STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 2000 annual meeting of stockholders must be received by the Secretary of the Company no later than December 2, 1999 in order to be considered for inclusion in the Company's proxy statement relating to the 2000 meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8").

    For a proposal of a stockholder to be presented to the Company's 2000 annual meeting of stockholders, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company after November 21, 1999 and on or before March 15, 2000, unless the 2000 annual meeting of stockholders is scheduled to take place before May 12, 2000. The Company's Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date"); provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the Anniversary Date, such nominations or proposals must be delivered to the Company not earlier than the 180th day prior to such meeting and not later than the later of the 75th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to: SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170, Attn: Benjamin P. Feldman, Secretary.

OTHER MATTERS

    The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                   [LOGO]

                                          BENJAMIN P. FELDMAN

                                          SECRETARY

New York, New York
March 31, 1999

                        SL GREEN REALTY CORP.
                        420 Lexington Avenue
                       New York, New York  10170
     Proxy for Annual Meeting of Stockholders to be held on May 19, 1999 this proxy is solicited by the the board of directors

         The undersigned hereby constitutes and appoints Stephen L. Green and Benjamin P. Feldman and either of them, as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of SL Green Realty Corp. (the "Company") held of record by the undersigned as of the close of business on March 26, 1999, on behalf of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 110 East 42nd Street, New York, New York, 10:00 a.m., local time, on Wednesday, May 19, 1999, and at any adjournments or postponements thereof. When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the nominees of the Board of Directors listed in Proposal 1 and FOR Proposal 2 and Proposal 3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please vote and sign on other side and return promptly in the enclosed envelope.

                           (SEE REVERSE SIDE)

X  Please mark your
   votes as in this example.


                                                             (except
                                                             as marked
                                                             to the
                                                             contary
                                                   WITHHOLD   below)
                                         FOR ALL   FOR ALL  FOR ALL                                         FOR   ABSTAIN  AGAINST
1. To elect two Class II Directors of     / /       / /      / /        2. To ratify the selection of        / /    / /      / /
   the Company to serve until the 2002                                     Ernst & Young LLP as the
   Annual Meeting of Stockholders and                                      independent auditors
   until their respective successors                                       of the Company for the fiscal
   are duly elected and qualified.                                         year ending December 31, 1999.

Nominees:       Benjamin P. Feldman                                     3. To approve the Company's Amended  / /    / /      / /
                John S. Levy                                               1997 Stock Option and Incentive Plan.

FOR, except vote withheld from the following nominee(s):                4. To consider and act upon any     / /    / /      / /
                                                                           other matters that may properly be
                                                                           brought before the Annual Meeting
                                                                           and at any adjournments or
                                                                           postponements thereof.

                                                                           MARK HERE FOR ADDRESS CHANGE     / /
                                                                           AND NOTE BELOW

                                                                           --------------------
                                                                           --------------------
                                                                           --------------------

                                                                           The undersigned hereby acknowledge(s)
                                                                           receipt of a copy of the accompanying
                                                                           Notice of Annual Meeting of Stockholders,
                                                                           the Proxy Statement with respect
                                                                           thereto and the Company[cad 213]s 1999 Annual Report
-------------------------  --------------------------  Date:____ , 1997    to Stockholders and hereby revoke(s) any
Signature (title, if any)  Signature, if held jointly                      proxy or proxies heretofore given. This proxy
                                                                           may be revoked at any time before it is exercised.


Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

